Exhibit 99.1

Hello [Investor],

We announced today our Board of Directors' calculation of estimated Net Asset Value (NAV) per share. I am pleased to inform you that the NAV per share for Rich Uncles NNN REIT, Inc. is $10.05. This will be the new share price going forward from today.

The NAV calculation methodology is thoroughly explained in Supplement No. 7 to our Prospectus, which can be reviewed by clicking “Review Prospectus” below. In summary, our REIT retained an independent real estate valuation firm, Cushman & Wakefield, which reviewed all of our properties and developed an estimated range of values for each of them and combined this information with the value of our other REIT assets and liabilities to estimate a range of the net asset value of our company. Our Board of Directors, including all of our independent directors, considered the information prepared by Cushman and Wakefield as well as other information provided by our advisor and, based on our total outstanding shares as of December 31, 2017, determined the new per-share valuation.

Our REIT commenced selling shares in July of 2016, and the vast majority of share sales and property purchases occurred in 2017. As a result, our REIT has not experienced a long operating history and the slight increase in share value is consistent with our expectations.

Our REIT shares are sold directly to investors via our online platform, without commission-based broker-dealers. Other REIT investment products that are marketed through broker-dealers start out "in the hole" valuation-wise, due to upfront commissions. As a Rich Uncles investor, you are not shackled with a large commission burden that can depress NAV calculations. This is one of the cornerstones of our investment thesis.

Thank you for investing with us. We look forward to servicing your real estate investment needs for many more years.

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If you have any questions about Rich Uncles NNN REIT, Inc., please call us at (855) Rich-Uncles or simply reply to this email.

Sincerely,

Harold Hofer

Chief Executive Officer

About Rich Uncles	Contact Us

Rich Uncles NNN REIT, Inc. is a real estate investment trust that allows small investors the opportunity to invest in commercial property.	3090 Bristol Street, Suite 550 Costa Mesa, CA 92626 info@RichUncles.com 1-855-Rich-Uncles (1-855-742-4862)

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